FIRST AMENDMENT TO

SHARE EXCHANGE AGREEMENT AND PLAN OF LIQUIDATION

THIS FIRST AMENDMENT TO SHARE EXCHANGE AGREEMENT AND PLAN OF LIQUIDATION (this “First Amendment”), dated as of June 21, 2014, is entered into by and among (a) Aquasition Corp., a company organized and existing under the laws of the Republic of the Marshall Islands (“AQU”); (b) KBS International Holdings, Inc., a Nevada corporation (“KBS”); (c) Hongri International Holdings Ltd., a company organized and existing under the laws of the British Virgin Islands (“Hongri” or the “Company”); and (d) Cheung So Wa and Chan Sun Keung, each an individual (each, a “Principal Stockholder”). Each of the foregoing is referred to as a “Party” and together as the “Parties.” Capitalized terms used herein but not defined have the meanings given to them in the Share Exchange Agreement (as defined below).

RECITALS

WHEREAS, the Parties have entered into that certain Share Exchange Agreement and Plan of Liquidation dated as of March 24, 2014 (the “Share Exchange Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Share Exchange Agreement:

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration hereby acknowledged, it is agreed as follows:

1.	Amendment to Recital. The following recital is hereby deleted in its entirety:

~~WHEREAS, the share exchange and subsequent liquidating distribution contemplated by this Agreement are intended to qualify as a “reorganization” under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereto are adopting this Agreement as a “plan of reorganization” (within the meaning of Treasury Regulations Section 1.368-3(a)); and;~~

2.	Amendment to Section 1.1. The following definition is hereby added to Section 1.1:

“Code” means the Internal Revenue Code of 1986, as amended.

3.	Amendment to Section 2.2. Section 2.2 of the Share Exchange Agreement is deleted and replaced in its entirety with the following (added language underscored; deleted language struck):

2.2 Transaction Consideration. The “Transaction Consideration” will constitute a number of shares of the AQU Common Stock, par value $0.0001, calculated as follows:

(EBITDA x ~~6~~5) minus (Long Term Debt minus Cash) / 10.3, where

EBITDA” means the Company’s 2013 standalone and adjusted earnings before interest, taxes, depreciation and amortization, as calculated based upon the audited Company Financial Statements for the year ended 2013; and

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“Long Term Debt” means the Company’s existing net long-term debt as of one business day before the Closing Date;

Rounded to the nearest whole share~~; provided however, that the Transaction Consideration shall constitute at least eighty percent (80%), by vote or value, of the outstanding capital stock of AQU immediately following the Closing~~. In the event of any disagreement between the parties as to the calculation of the Transaction Consideration, the Closing will proceed on the basis of the calculation made by the Company without prejudice to the rights of any party, and the disagreement will be settled in accordance with the procedure set forth in Article X.

4.	Amendment to Section 8.1. Section 8.1(a) of the Share Exchange Agreement is deleted in its entirety and the remaining subsections renumbered accordingly, as follows (added language underscored; deleted language struck):

8.1       Conditions to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver signed by all parties of all the following conditions:

~~(a)       KBS will hold at least eighty percent (80%), by vote or value, of the outstanding capital stock of AQU immediately following the Closing~~;

(~~b~~a)     no provision of any applicable Law, and no Order will prohibit or impose any condition on the consummation of the Closing;

(~~c~~b)     there will not be pending any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing;

(~~d~~c)     the Tender Offer will have been conducted in accordance with Section 7.8, AQU will have accepted the shares of AQU Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer and no more than a number of shares of AQU Common Stock equal to ninety percent (90%) of the IPO Shares will have been validly tendered and not validly withdrawn prior to the expiration of the Tender Offer; and

(~~e~~d)      the parties will have confirmed, to the reasonable satisfaction of their independent counsel, that one or more exemptions from registration under the U.S. federal Securities Act of 1933, as amended, are available to permit the issuance of the Transaction Consideration at the Closing and the liquidating distribution of KBS after the Closing without the requirement of a registration statement.

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5.	Amendment to Section 11.1. Section 11.1 of the Share Exchange Agreement is deleted and replaced in its entirety with the following (added language underscored; deleted language struck):

11.1      Termination Without Default; Expenses. In the event that the Closing of the transactions contemplated hereunder has not occurred by August 1, 2014 ~~a date which is 120 calendar days after the date hereof~~ (the “Outside Closing Date”) and no material breach of this Agreement by AQU, on one hand, or KBS, the Company or any Principal Stockholder, on the other hand, seeking to terminate this Agreement will have occurred or have been made (as provided in Section 11.2 hereof), AQU or the Principal Stockholders will have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by AQU or the Principal Stockholders, as the case may be, giving written notice to the other at any time after the Outside Closing Date. In the event this Agreement is terminated pursuant to this Section 11.1, each party will bear its own expenses incurred in connection with this Agreement.

6.	Limitation. Except as provided above, this First Amendment is limited as specified herein and does not otherwise constitute a modification or waiver of any other provision of the Agreement, all of which other provisions are hereby ratified and confirmed and remain in full force and effect.

7.	Counterparts. The First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

8.	Integration. From and after the date first set forth above, all references the Share Exchange Agreement to the “Share Exchange Agreement” or the “Agreement” shall be deemed to be references to the Share Exchange Agreement as modified hereby.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

“AQU”		“KBS”

AQUASITION CORP.		KBS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Matthew Los	By:	/s/ Stanley Wong

Name:	Matthew Los	Name:	Stanley Wong

Title:	CEO	Title:	Director

“COMPANY”		“PRINCIPAL STOCKHOLDERS”

HONGRI INTERNATIONAL HOLDINGS, LTD.

By:	/s/ Stanley Wong	/s/ Cheung So Wa
Cheung So Wa
Name:	Stanley Wong
/s/ Chan Sun Keung
Title:	Director	Chan Sun Keung

[Signature Page to First Amendment to Share Exchange Agreement and Plan of Liquidation]

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